Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

ZS Consulting Group LLP is the former independent registered accountant of Mojo Ventures, Inc. (the “Company”).  We have read the Company’s Current Report on Form 8-K dated December 15, 2011, and are in agreement with the contents of Item 4.01, paragraphs one through four.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ ZS Consulting Group LLP

Melville, NY
December 15, 2011.